Exhibit 10.27

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

Spruce Biosciences, Inc.

AND

Kaken Pharmaceutical Co., LTD.

January 5, 2023

TABLE OF CONTENTS

List of Exhibits and Schedules

Exhibit A Spruce Licensed Patents

Exhibit B Structure of Tildacerfont

Exhibit C Initial Technology Transfer Plan

Exhibit D Initial Development Plan

Exhibit E Upstream Agreement

Schedule 6.6 Additional Expansion Territories

Schedule 10.2(a) Additional Disclosure

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into as of January 5, 2023 (the “Effective Date”) by and between Spruce Biosciences, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 611 Gateway Boulevard, Suite 740, South San Francisco, CA 94080, USA (“Spruce”), and Kaken Pharmaceutical Co., LTD., a corporation organized and existing under the laws of Japan and having a place of business at 28-8, Honkomagome 2-chome, Bunkyo-ku, Tokyo 113-8650, Japan (“Kaken”). Spruce and Kaken are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Spruce is currently conducting research and development of its lead product candidate, tildacerfont, a CRF1 receptor antagonist designed to inhibit excessive production of adrenocorticotropic hormone;

Whereas, Kaken is a pharmaceutical company with experience in developing pharmaceutical products in, among other regions, Japan; and

Whereas, Kaken desires to obtain from Spruce an exclusive license to Develop, Manufacture and Commercialize the Licensed Products in the Kaken Territory (with each capitalized term as respectively defined below), and Spruce is willing to grant such license to Kaken, all under the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

1.1 “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) with respect to Spruce and generally accepted accounting principles in Japan (“JGAAP”) with respect to Kaken, in either case consistently applied. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which it maintains its records, it being understood that each Party may only use internationally recognized accounting principles.

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3 “Additional Indications” means any Indication that the Parties agree to include in the Field pursuant to Section 6.6.

1.4 “Adverse Risk” means a [***] risk of an adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of Licensed Products.

1.5 “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.6 “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.7 “API” means an active pharmaceutical ingredient.

1.8 “Business Day” means a day other than Saturday, Sunday or any day that banks in Tokyo, Japan or San Francisco, California, are required or permitted to be closed.

1.9 “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.10 “Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party. Notwithstanding the foregoing to the contrary, that a transaction or series of transactions in which working capital is raised through the issuance of equity in either Party to third party investors shall not constitute a “Change of Control”.

1.11 “China” means, collectively, mainland China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

1.12 “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or a Phase 4 Clinical Trial, or any other clinical trial (including a Pivotal Clinical Trial or non-interventional clinical trial) in human to obtain information regarding the Licensed Products, including information related to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such Licensed Products.

1.13 “CMC” means chemistry, manufacturing and controls with respect to a Licensed Product, which includes (a) manufacturing process development records for such Licensed Product, (b) all chemistry, manufacturing and control procedures necessary or reasonably useful for the Manufacture of a Licensed Product, and (c) sourcing and testing of all raw materials and components used in the Manufacture of a Licensed Product.

1.14 “CMC Activities” means those formulation development, process development and other CMC related activities, Manufacturing activities and regulatory activities designed to support preparation of the CMC sections of any Regulatory Materials or Regulatory Approval.

1.15 “CMC Information” means Information related to CMC Activities.

1.16 “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Development or Manufacture of Licensed Product. “Commercialize” and “Commercializing” shall have the correlative meanings.

1.17 “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with [***] for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account [***].

1.18 “Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.

1.19 “Competing Product” means any product or compound, other than a Licensed Compound or Licensed Product, that [***].

1.20 “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the Mutual Nondisclosure Agreement between the Parties dated February 25, 2022 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Spruce Licensed Know-How shall be deemed Confidential Information of Spruce.

1.21 “Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, sublicense or otherwise (other than by a license, sublicense or other right granted pursuant to this Agreement), to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, (i) [***] and (ii) in case of a Change of Control of Spruce none of the intellectual property rights of any acquiring

Person or other Person involved in such Change of Control shall be or be deemed Spruce Technology for purposes of this Agreement.

1.22 “Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or importation of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.

1.23 “Data” means all data, including CMC Information, non-clinical data and Clinical Trial data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Kaken) or licensees, including Spruce Partners (in the case of Spruce), pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable Inventions.

1.24 “Development” means all activities conducted after the Effective Date relating to non-clinical studies, CMC Activities, Clinical Trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to the Licensed Compound or Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products; provided, however, “Development” shall exclude any activities relating to the Commercialization or Manufacture of Licensed Product. “Develop” and “Developing” shall have the correlative meanings.

1.25 “Divest” means, for purposes of Section 15.5, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” shall have the correlative meaning.

1.26 “EMA” means the European Medicines Agency or any successor entity.

1.27 “Export Control Laws” means: (a) all applicable United States laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable United States export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Licensed Product by any country or organization or nation within the jurisdiction of which either Party operates or does business.

1.28 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.29 “Field” means all uses in humans for the following Indications:

(a) Congenital Adrenal Hyperplasia in adult patients;

(b) Congenital Adrenal Hyperplasia in pediatric patients; and

(c) any Additional Indications.

1.30 “First Commercial Sale” means the first sale of a Licensed Product in the Kaken Territory to a Third Party by or on behalf of Kaken, its Affiliates or Sublicensees after Kaken obtains the first Product Approval in the Kaken Territory.

1.31 “Fiscal Year” means a fiscal year that starts on January 1 and ends on December 31, save that the first Fiscal Year shall commence on the Effective Date and end on December 31 and the last Fiscal Year shall end on the date of termination or expiration of this Agreement.

1.32 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the MHLW, PMDA or other Regulatory Authority applicable to the Kaken Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.33 “Generic Product” means, with respect to Licensed Product that has received Regulatory Approval in the Kaken Territory and is being marketed and sold by Kaken or any of its Affiliates or Sublicensees in the Kaken Territory, any pharmaceutical product that: (a) is sold in the Kaken Territory by a Third Party that is not a Sublicensee of Kaken or its Affiliates and did not purchase or acquire such product in a chain of distribution that included Kaken or any of its Affiliates or Sublicensees, and (b) (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product, (ii) has the same route of administration as such Licensed Product, and (iii) is approved by the Regulatory Authority in the Kaken Territory for at least one of the same Indications as such Licensed Product, as a “generic drug,” “generic medicinal product,” “bioequivalent” or similar designation of interchangeability with the Licensed Product by the applicable Regulatory Authority in such jurisdiction, pursuant to an expedited or abbreviated approval process in accordance with the then-current rules and regulations in such jurisdiction, where (A) such Licensed Product is the “reference medicinal product,” “reference listed product” or similar designation in such jurisdiction, and (B) such approval referred to or relied on (x) the approved MAA for such Licensed Product held by Kaken, its Affiliate or a Sublicensee in the Kaken Territory or (y) the data contained or incorporated by reference in such approved MAA for such Licensed Product in the Kaken Territory.

1.34 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by MHLW or other Regulatory Authority applicable to the Kaken Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.35 “GMP” means (a) the good manufacturing practices required by the FDA and set forth in the Act or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Authority or other Governmental Authority; and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.

1.36 “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.

1.37 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.38 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.39 “IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.40 “Indication” means a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.41 “Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.

1.42 “Initiation” means, with respect to a Clinical Trial, first dosing in the first patient in such Clinical Trial. “Initiate” and “Initiating” shall have the correlative meanings.

1.43 “Internal Program” means an internal development program conducted by Kaken or its Affiliates (whether alone or with a Third Party) that [***].

1.44 “Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Kaken) or licensees, including Spruce Partners (in the case of Spruce) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Products or the Licensed Compound, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.45 “Joint Patents” means any Patents that claim Joint Inventions.

1.46 “Kaken Patents” means any Patents that claim Kaken Inventions.

1.47 “Kaken Product-Specific Patents” means any Kaken Patents specifically claiming the composition of matter of, or the method of making or using, the Licensed Compound and/or any Licensed Products in the Field.

1.48 “Kaken Fiscal Year” means a one-year period commencing on April 1 and ending on March 31 save that the first Kaken Fiscal Year shall commence on the Effective Date and end on the next succeeding March 31 and the last Kaken Fiscal Year shall end on the date of termination or expiration of this Agreement.

1.49 “Kaken Territory” means Japan.

1.50 “Kaken Territory Regulatory Approval” means the Product Approval and Pricing Approval for the Licensed Product in the Kaken Territory and, if Kaken Manufactures the Licensed Product after exercising its rights pursuant to Section 7.2(b), all licenses, registrations or authorizations of any Regulatory Authority that are necessary for the Manufacture of the Licensed Product.

1.51 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign, including Export Control Laws.

1.52 “Licensed Compound” means tildacerfont, having the chemical structure set forth on Exhibit B.

1.53 “Licensed Product” means any pharmaceutical product in any form that contains the Licensed Compound as an active API, whether alone or in combination with any other APIs.

1.54 “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.

1.55 “Manufacturing Cost” means, with respect to a particular pharmaceutical product supplied by Spruce pursuant to Section 7.1: (a) if Spruce or its Affiliate Manufactures the applicable pharmaceutical product, the actual manufacturing cost of such pharmaceutical product (as determined in accordance with Accounting Standards consistently applied with its other products); or (b) if a Third Party Manufactures such pharmaceutical product, the actual cost incurred by Spruce or its Affiliate for the Manufacture of such pharmaceutical product with such Third Party (as determined in accordance with Accounting Standards consistently applied with its other products) without any additional mark-up.

1.56 “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a pharmaceutical or biologic product, but excluding pricing approvals.

1.57 “MHLW” means Japan’s Ministry of Health, Labour and Welfare, or any successor agency thereto.

1.58 “Net Sales” means [***].

1.59 “NHI Price” means the price for the Licensed Product in the Kaken Territory set forth in the NHI Drug Price List published by the MHLW from time to time.

1.60 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof, and all foreign Patents issuing from any of the foregoing to the extent that are necessary and reasonably useful for practicing the licenses according to this Agreement.

1.61 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.62 “Phase 1 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.63 “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

1.64 “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product designed to: (i) establish that such Licensed Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (iii) support Regulatory Approval of such Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.65 “Phase 4 Clinical Trial” means a human clinical trial of a Licensed Product that is (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Product Approval for such Licensed Product or (b) conducted after the first Product Approval of such Licensed Product in the same disease state for which the Licensed Product received Product Approval.

1.66 “Pivotal Clinical Trial” means, as to a particular Licensed Product for a particular Indication, a controlled and lawful study in humans of the safety and efficacy of such Licensed Product for such Indication, which is prospectively designed to demonstrate statistically whether such Licensed Product is safe and effective for use in such indication in a manner sufficient to file a Marketing Approval Application for the Indication under investigation in such study.

1.67 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency.

1.68 “Pricing Approval” means the approval, agreement, determination or decision from a Regulatory Authority establishing the price and/or reimbursement for a Licensed Product for sale in any given country or regulatory jurisdiction, as required by applicable Law in such country or regulatory jurisdiction, including the initial NHI Price for the Licensed Product.

1.69 “Product Approval” means the approval of a Regulatory Authority necessary for the marketing and sale of a Licensed Product in any given country or regulatory jurisdiction which may include the approval of a MAA but shall not include any Pricing Approvals.

1.70 “Proper Conduct Practices” means, Kaken, its Affiliates and Sublicensees, and each of their Representatives and Spruce, its Affiliates and Sublicensees and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.71 “Regulatory Approval” means any and all approvals (including Product Approval, Pricing Approval, supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any Regulatory Authority that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.72 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.73 “Regulatory Exclusivity” means, with respect to a Licensed Product in the Kaken Territory, any data exclusivity rights or other exclusive right, other than a Patent, granted or awarded by any Regulatory Authority in the Kaken Territory or otherwise under applicable Law with respect to such Licensed Product in the Kaken Territory, which either grants or awards exclusive marketing rights with respect to such Licensed Product or prevents another Person from using or otherwise relying on the data supporting the approval of the NDA for such Licensed Product without the prior written authorization of the NDA holder, as applicable.

1.74 “Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

1.75 “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.76 “Specifications” means the specifications for the Licensed Compound and Licensed Product as mutually agreed upon by the Parties.

1.77 “Spruce Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a)(i) is Controlled by Spruce or its Affiliates as of the Effective Date or (ii) becomes Controlled by Spruce or its Affiliates during the Term, and (b) is necessary for the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products in the Field in the Kaken Territory, including Upstream Know-How.

1.78 “Spruce Licensed Patents” means any and all Patents that (a)(i) are Controlled by Spruce or its Affiliates as of the Effective Date or (ii) become Controlled by Spruce or its Affiliates during the Term, and (b) Cover the Licensed Compound or any Licensed Products in the Field in the Kaken Territory including all Upstream Patents but excluding all (i) Joint Patents and (ii) Patents for which Kaken exercises its Step-In Rights. Spruce Licensed Patents include the Patents listed in Exhibit A. Spruce shall update Exhibit A from time to time to include additional patents, including patents issued from any listed application or claiming priority thereto or otherwise continuing therefrom.

1.79 “Spruce Manufactured Product” means any Licensed Compound or Licensed Product Manufactured by Spruce, its Affiliates or their respective Third Party subcontractors and supplied to Kaken in accordance with either the Clinical Supply Agreement or the Commercial Supply Agreement.

1.80 “Spruce Product-Specific Licensed Patents” means any Spruce Licensed Patents specifically claiming the composition of matter of, or the method of making or using, the Licensed Compound and/or any Licensed Products in the Field in the Kaken Territory. The Parties acknowledge and agree that the Patents identified in Exhibit A as Spruce Product-Specific Licensed Patents are the Spruce Product-Specific Licensed Patents and Spruce shall specifically identify in updates to Exhibit A which of the newly updated Patents are Spruce Product-Specific Licensed Patents for purposes of this Agreement (including patents issued from any listed application or claiming priority to Spruce Product-Specific Licensed Patents or otherwise continuing therefrom).

1.81 “Spruce Technology” means the Spruce Licensed Know-How and Spruce Licensed Patents.

1.82 “Spruce Territory” means the world except for the Kaken Territory.

1.83 “Sublicensee” means a Third Party that has received a license or other right under the Spruce Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party wholesaler or distributor engaged for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Licensee or its Affiliate based on such wholesaler’s or distributor’s sale of Licensed Product; or (ii) any Third Party contract research organization or manufacturer providing services to Licensee or its Affiliate

(even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product). For clarity, the gross invoiced price for sale of Licensed Product to any wholesaler, distributor, contract research organization or manufacturer described above shall be included in Net Sales.

1.84 “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature, together with any related fine, penalty, surcharge or interest thereon imposed by, or payable to, a Governmental Authority.

1.85 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.86 “Upstream Agreement” means that certain License Agreement by and among Spruce and Eli Lilly and Company (“Lilly”) dated as of May 2, 2016, as set forth in Exhibit E.

1.87 “Upstream Know-How” means “Licensed Know-How” as such term is defined in the Upstream Agreement.

1.88 “Upstream Patents” means the Patents identified on Exhibit A as being in-licensed from Lilly.

1.89 “Upstream Technology” means the Upstream Patents and Upstream Know-How.

1.90 “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.91 “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.

1.92 “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than [***] and has not been abandoned or finally disallowed without the possibility of appeal.

1.93 “Year” means any period of twelve (12) consecutive months.

1.94 “Yen” or “¥” means Japanese yen.

1.95 Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Accused Party	9.5
Additional Indication Opportunity	6.6
Agreement	Preamble

Defined Terms	Section
Alliance Manager	3.1
Auditor	10.4(c)
Bankruptcy Event	13.5
Bankrupt Party	15.13
Claims	11.1
Clinical Supply Agreement	7.1
Commercialization Plan	6.2(a)
Commercial Supply Agreement	7.2(a)
Competing Program	15.5(b)
Confidentiality Agreement	1.20
DMF	5.1(b)
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officer	14.1
First Supplemental Development Plan	4.2
GAAP	1.1
Global Development Plan	4.3(d)
Global Strategy	4.3(d)
Global Territory Expansion Opportunity	6.6
GQP Agreement	5.1(b)
ICC	14.2
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Initial Development Plan	4.2
Initial Purchase Price Payment	8.5(a)(i)
JGAAP	1.1
Joint Inventions	9.1(c)(iii)
Joint Steering Committee	3.2(a)
Kaken	Preamble
Kaken Housemarks	9.6(b)
Kaken Indemnitees	11.1
Kaken Inventions	9.1(c)(ii)
Kaken Product Mark	9.6(a)
Kaken Sublicense Agreement	2.1(c)
Lilly	1.86
Losses	11.1

Defined Terms	Section
Major Spruce Partner	2.2
Manufacturing Technology Transfer Agreement	7.2(b)
NDA	1.56
Non-Bankrupt Party	15.13
Party	Preamble
Payment	8.9(b)
Pharmacovigilance Agreement	5.8
Product Materials	4.6
Reconciliation Amount	8.5(a)(i)
Remedial Action	5.9
Right of Reference	5.5
ROFN	6.6
ROFN Exercise Period	6.6
ROFN Exercise Notice	6.6
ROFN Negotiation Period	6.6
ROFN Offer Notice	6.6
Royalty Term	8.4(b)
SEC	12.3(c)
Spruce	Preamble
Spruce Indemnitees	11.2
Spruce Inventions	9.1(c)(i)
Spruce Partner	2.2
Step-In Rights	9.2(e)
Tax Changing Decision	8.9(b)
Tax Documents	8.1
Term	13.1
Territory Development Plan	4.2
Territory Expansion Opportunity	6.6
Transfer Price	8.4(a)(i)
Working Group	3.5

Article 2
License

2.1 License to Kaken.

(a) License Grant. Subject to the terms and conditions of this Agreement, Spruce hereby grants Kaken an exclusive (even as to Spruce except as provided in Section 2.1(b) below) license, with the right to sublicense through multiple tiers (solely as provided in Section 2.1(c)), under the Spruce Technology, to Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Kaken Territory. Additionally, subject to the terms and conditions of this Agreement, Spruce hereby grants Kaken an exclusive (even as to Spruce except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Spruce Technology, to Manufacture or have Manufactured Licensed Compounds and Licensed Products in or outside the Kaken Territory solely for use in the Field in the Kaken Territory. For clarity, no rights shall be granted to Kaken under this Section 2.1(a), with respect to any API contained in any Licensed Product other than the Licensed Compound or use in combination with one or more API’s other than the Licensed Compound. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, Kaken will make certain payments to Spruce as set out in, and subject to the terms and conditions of, Article 8.

(b) Spruce Retained Rights. Notwithstanding the exclusive rights granted to Kaken in Section 2.1(a), Spruce and its Affiliates shall retain the following:

(i) the right to practice the Spruce Technology within the scope of the license granted to Kaken under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Spruce’s obligations under this Agreement;

(ii) the right to practice the Spruce Technology within the scope of the license granted to Kaken under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Development activities in the Kaken Territory as mutually agreed upon by the Parties in accordance with this Agreement;

(iii) the right to Manufacture or have Manufactured Licensed Products anywhere in the world for sale and use in the Spruce Territory and for sale to Kaken in the Kaken Territory pursuant to the terms of this Agreement, the Clinical Supply Agreement and the Commercial Supply Agreement; and

(iv) the right to practice and license the Spruce Technology outside the scope of the license granted to Kaken under Section 2.1(a), including in any Indication outside of the Field in the Kaken Territory, subject to Kaken’s ROFN rights with respect to an Additional Indication Opportunity set forth in Section 6.6 and in any Indication in or outside the Field in the Spruce Territory.

(c) Sublicense Rights. Kaken shall have the right to grant sublicenses of the license granted in Section 2.1(a) without Spruce’s express prior written consent through multiple tiers, each such sublicense, a “Kaken Sublicense Agreement”). Kaken shall, within [***] after granting any such sublicense, notify Spruce of the grant of such sublicense and provide Spruce with a true and complete copy of the sublicense agreement (which may have financial information and other confidential information redacted, provided that such redacted information is not reasonably necessary for Spruce to assess compliance of the sublicense agreement with this Section 2.1(c)). Each Kaken Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and Kaken shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement. Without limiting the foregoing, each Kaken Sublicense Agreement shall include the following additional terms and conditions:

(i) the Sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;

(ii) the Sublicensee shall be bound by the obligations under this Agreement, including the obligations under Section 2.3, as well as the obligations under the Upstream Agreement;

(iii) the Sublicensee shall not have any right to grant further sublicenses to the Spruce Technology (excluding sublicenses to Third Party contractors, including distributors and wholesalers);

(iv) the Sublicensee shall not have any right to prosecute or maintain or enforce any Spruce Licensed Patents; and

(v) the Sublicensee shall assign or license to Kaken all Data and Inventions generated by such Sublicensee, and shall grant Kaken all of the rights necessary for Kaken to fulfill its obligations under Sections 9.1(a) and 9.1(c).

2.2 Spruce Partner. Spruce has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture and/or Commercialize Licensed Products in one or more countries in the Spruce Territory, subject to Kaken’s ROFN set forth in Section 6.6 (each such Third Party, a “Spruce Partner”); provided that (a) Spruce shall remain solely responsible for any Spruce Partner’s activities, (b) the grant of such rights to such Spruce Partner shall not affect Spruce’s obligations under this Agreement, (c) the Spruce Partner shall be required to promptly provide to Spruce any Product Materials generated by or on behalf of such Spruce Partner, such Spruce Partner shall consent in writing to the provision of such Product Materials by Spruce to Kaken as set forth in Section 4.6 and Spruce shall promptly provide such Product Materials to Kaken upon Kaken’s request, and (d) Spruce shall promptly provide written notice to Kaken upon entering into an agreement with a Spruce Partner that has the right to Develop or Commercialize Licensed Products in the U.S. or the European Union. For clarity, an acquirer of Spruce in the event of a Change of Control of Spruce shall not constitute a Spruce Partner. [***].

2.3 Negative Covenant. Kaken covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Spruce Technology outside the scope of the license granted to it under Section 2.1(a).

2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.5 Exclusivity Covenant of Kaken. During the Term, Kaken shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arrangements with a Third Party), Develop, Manufacture or Commercialize any Competing Product in the Field in the Kaken Territory or outside the Field in the Kaken Territory for any Additional Indication for which Kaken does not exercise its ROFN pursuant to Section 6.6, [***].

2.6 Transfer of Spruce Licensed Know-How. Spruce shall provide Kaken with complete and accurate copies of the Spruce Licensed Know-How to the extent expressly provided for in Exhibit C and in accordance with the timeline specified therein. The JSC shall establish a reasonable process and schedule for the transfer of additional Spruce Licensed Know-How as required for the filing of an MAA in the Kaken Territory and any other Spruce Licensed Know-How that subsequently comes into existence and becomes Controlled by Spruce or its Affiliates during the Term. Spruce shall reasonably cooperate with Kaken in providing Kaken with copies of such Spruce Licensed Know-How in accordance with the process and schedule agreed upon through the JSC; provided that Spruce shall not be obligated to share with or transfer to Kaken under this Section 2.6 any CMC Information (which, for clarity, will be transferred under Section 7.2).

Article 3
Governance

3.1 Alliance Managers. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Kaken’s Development, Manufacturing, and Commercialization of Licensed Products and the progress of and results concerning Spruce’s Development obligations. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committees.

(a) Formation; Purpose. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:

(i) to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Field in the Kaken Territory, including related regulatory activities;

(ii) to review and discuss the overall strategy for Development and Manufacturing of Licensed Products in the Spruce Territory that affects Development, Manufacturing, Commercialization of Licensed Products in the Field in the Kaken Territory, including related regulatory activities;

(iii) to review, discuss and approve any proposed amendments or revisions to the Territory Development Plan, including the First Supplemental Development Plan and those with respect to clinical Development activities set forth in Section 4.3(b);

(iv) to review and discuss (but not approve) the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss (but not approve) the Commercialization of Licensed Products in the Field in the Kaken Territory (including any pricing strategy with respect to Licensed Products);

(v) to coordinate the Commercialization of Licensed Products in the Kaken Territory and Spruce Territory to ensure consistent global marketing of Licensed Products in the Field, including by reviewing proposed marketing and promotional materials for use by Kaken in the Kaken Territory [***]. For clarity, Spruce will have sole authority for determining and establishing the price of Licensed Products in the Spruce Territory; and

(vi) to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

(b) Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party shall initially appoint [***] representatives to the JSC. The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least [***] in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.

(c) Meetings. During the Term, the JSC shall meet at least [***] per calendar year prior to obtaining Kaken Territory Regulatory Approval for the initial two (2) Indications in the Field and thereafter at least [***] per calendar year, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [***] prior to the special meeting with materials reasonably adequate to enable an informed decision. The JSC may meet in person, by videoconference or by teleconference. All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English, [***]. The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within [***] after the JSC meeting. Such minutes shall be deemed approved unless one or more JSC representatives object to the accuracy of such minutes within [***] of receipt.

(d) Decision Making. The JSC shall strive to seek consensus in its actions and decision-making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then, [***].

3.3 Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in Sections 2.6, 3.2(a), 3.5, 4.3 and 4.6 and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.4 Discontinuation of the JSC. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Thereafter, the JSC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JSC under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.5 Working Groups. From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. Working Groups shall have no decision-making authority and all decisions shall be made by the JSC in accordance with the terms of this Agreement.

Article 4
DEVELOPMENT

4.1 Overview; Diligence.

(a) Kaken Obligations Subject to the terms and conditions of this Agreement and to Spruce performing its Development obligations with respect to Licensed Products set forth in the Territory Development Plan, Kaken shall be solely responsible for the Development of Licensed Products in the Field in the Kaken Territory, at its own cost and expense (except as otherwise expressly set forth herein), including (except as set forth in Section 4.6) all non-clinical studies, and Clinical Trials and collection of CMC Information, as necessary to obtain Kaken Territory Regulatory Approval for Licensed Products in the Field. Kaken shall use Commercially Reasonable Efforts to Develop Licensed Products and obtain Kaken Territory Regulatory

Approval for Licensed Products in the Field, provided that Kaken shall not be liable for any delays in any Development activities that are caused by any force majeure event as specified in Section 15.2, Spruce’s failure to timely perform its Development activities set forth in the Development Plan, Spruce’s failure to timely provide Licensed Product in accordance with the Clinical Supply Agreement or Spruce’s failure to provide to Kaken Product Materials that are necessary for the performance of such Development activities, except to the extent Spruce’s failure to provide such Product Materials is caused by Kaken’s action or inaction. Without limiting the generality of the foregoing, Kaken shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Territory Development Plan. A breach of Kaken’s obligation to use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Territory Development Plan shall constitute a material breach of this Agreement.

(b) Spruce Obligations. Subject to the terms and conditions of this Agreement, Spruce shall perform its Development obligations with respect to Licensed Products set forth in the Territory Development Plan, which obligations shall include [***]

4.2 Territory Development Plan. Without limiting the generality of the other provisions in this Article 4, an initial, mutually agreed Territory Development Plan is attached hereto as Exhibit D (the “Initial Development Plan”). Within [***] after the Effective Date, Kaken (in conjunction with assistance from Spruce) will prepare and submit to the JSC a high level plan concerning the Development of the Licensed Compound and Licensed Products in the Field in the Kaken Territory (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.2, the “Territory Development Plan”). The First Supplemental Development Plan shall include among other things, all material non-clinical studies, Phase 1 Clinical Trial, CMC Activities and regulatory activities with respect to the Licensed Compound and Licensed Products to be conducted by or on behalf of Kaken or its Affiliates or their respective Sublicensees in the Kaken Territory and include target timelines for: [***]. From time to time during the Term (but at least [***] per Kaken Fiscal Year), Kaken shall prepare amendments and updates, as appropriate, to the then-current Territory Development Plan, and shall submit such amendments and updates to the JSC in accordance with Section 4.3. For clarity, if there are no amendments or updates to the then-current Territory Development Plan that are applicable in a Kaken Fiscal Year, Kaken’s sole responsibility under this Section 4.2 during such Kaken Fiscal Year shall be to inform Spruce that the then-current Territory Development Plan is up to date.

4.3 Other Development Activities.

(a) Non-Clinical Development. Kaken shall have the right to conduct any non-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Field in the Kaken Territory, provided that Kaken shall promptly amend the Territory Development Plan to include such non-clinical studies and submit such amendment to the JSC for review and approval.

(b) Clinical Development. If Kaken wishes to conduct any Clinical Trials for the Development of any Kaken specific dosage strength formulations of Licensed Product in the Field in the Kaken Territory, Kaken may propose an amendment to the Territory Development

Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval. If and upon receipt of such proposal, the JSC shall promptly (but in any event within [***]) review and decide on whether to approve such proposal. Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Territory Development Plan and Kaken may conduct such Clinical Trials at its own cost. For clarity, Kaken shall not conduct any Clinical Trials of the Licensed Product outside of the Field.

(c) Cooperation. Spruce shall provide such technical assistance and cooperation to Kaken as Kaken may reasonably request, at Kaken’s sole cost and expense, as necessary or reasonably useful for Kaken to Develop or Commercialize Licensed Products in the Field in the Kaken Territory; provided, that Spruce shall provide up to [***] of its employee time during a Kaken Fiscal Year at no cost and shall notify Kaken during each Kaken Fiscal Year when Spruce has provided Kaken with approximately [***] of its employee time. Kaken may reasonably request at the JSC that Spruce conduct certain Development activities in the Kaken Territory or in the Spruce Territory not included in the then Territory Development Plan necessary for Kaken to obtain Kaken Territory Regulatory Approval of the Licensed Product in the Field. If Spruce agrees to perform such activities, then such Development activities will be added to the Territory Development Plan and Spruce shall conduct such Development activities, at Kaken’s sole cost and expense, and Spruce shall be responsible for conducting, controlling, and completing such Development activities. Spruce shall provide Kaken with the Information obtained from such Development activities, and such Information shall be included in Spruce Licensed Know-How. Kaken shall provide such technical assistance and cooperation to Spruce as Spruce may reasonably request, at Kaken’s sole cost and expense, as necessary or reasonably useful for Spruce to conduct its activities under the Territory Development Plan.

(d) Global Development Activities. Spruce will be responsible for the global Development and regulatory strategy for Licensed Products (the “Global Strategy”). Spruce shall keep the JSC reasonably informed regarding Spruce’s global plan for the Development of Licensed Products in the Field, as such plan may be amended from time to time through the discussion at the JSC (the “Global Development Plan”).

4.4 Development Records. Each Party shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by them, their Affiliates and their respective Sublicensees. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Kaken shall provide Spruce with English translations of such records (to the extent prepared and originated in a language other than English) upon request by Spruce [***]. Each Party shall have the right to review and copy such records of the other Party at reasonable times in accordance with this Agreement.

4.5 Development Reports. Each Party shall keep the other Party reasonably informed as to the progress and results of their and their Affiliates’ and their respective Sublicensees’ (including in the case of Spruce, Spruce’s Partners’) Development activities (including prompt reporting of available clinical Data) Without limiting the foregoing, at each regularly scheduled JSC meeting, each Party shall provide the other Party with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable the other Party to determine the reporting Party’s compliance with its diligence obligations under Section 4.1. At such JSC meeting, the Parties shall discuss the status, progress and results of each Party and their Affiliates’ and respective Sublicensees’ Development activities. Each Party shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to such Development activities.

4.6 Data Exchange. In addition to Spruce’s obligation with respect to the transfer of Spruce Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to any applicable Laws and the remainder of this Section 4.6, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or Sublicensees in the performance of Development activities hereunder that would be reasonably necessary for the Development, Manufacture and Commercialization of Licensed Compound or Licensed Products in the Field in the other Party’s respective territory in the original language prepared (the “Product Materials”). The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties. For clarity, Spruce shall, upon Kaken’s written request, promptly provide Kaken with all CMC Information and other information related to the Manufacture of Licensed Compound and Licensed Products necessary for Kaken to conduct its Development activities and shall transfer to Kaken all other CMC Information in accordance with Section 7.2(b).

4.7 Subcontractors. Kaken shall have the right to engage subcontractors to conduct any activities necessary for Development or Manufacturing (subject to the terms of Article 7) of Licensed Compound and Licensed Products, including but not limited to non-clinical studies, Clinical Trials, CMC Activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to or share with Kaken all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Kaken shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

Article 5
Regulatory Matters

5.1 Regulatory Responsibilities.

(a) Subject to the terms and conditions of this Agreement, Kaken will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Kaken Territory Regulatory Approval of Licensed Products in the Field, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Kaken Territory Regulatory Approval of Licensed Products in the Field. Kaken shall be responsible for filing each IND in the Field in the Kaken Territory for each Licensed Product. Kaken shall be responsible for filing each MAA in the Field in the Kaken Territory for each Licensed Product in Kaken’s name. The Territory Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Field in the Kaken Territory, including Spruce’s Development obligations. Kaken shall use Commercially Reasonable Efforts to carry out its obligations for obtaining Regulatory Approvals of Licensed Products pursuant to such strategy.

(b) Spruce shall provide all reasonable assistance and cooperation to Kaken as Kaken may reasonably request, at Kaken’s sole cost and expense, during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (A) making available competent personnel to attend regulatory meetings or join meetings with Regulatory Authorities by teleconference and (B) providing documentation within Spruce’s possession and control, in each case as requested by Regulatory Authorities at Kaken’s cost, (ii) providing Kaken with additional Regulatory Materials in the Spruce Territory as requested by Regulatory Authorities in the Kaken Territory within a reasonable timeframe commensurate with the volume of Kaken’s reasonable request, (iii) using Commercially Reasonable Efforts to [***] In the event that Spruce believes that such requests are not reasonable or are otherwise unduly burdensome to Spruce, then such matter shall be promptly submitted to the JSC for review and discussion. Without limiting the foregoing, Spruce shall provide Kaken with modules 2, 3, 4 and 5 of the CTD for any formulation of Licensed Product for which Spruce has prepared a CTD for regulatory filings in the Field in the Spruce Territory, in a manner sufficient for filing in the U.S. within [***] after completion of all such modules 2, 3, 4 and 5 of the CTD and, [***]. Kaken shall provide all reasonable assistance and cooperation to Spruce as Spruce may reasonably request, at Spruce’s sole cost and expense, during the Term of this Agreement, with respect to regulatory activities related to the Global Development Plan. [***].

5.2 Regulatory Information Sharing. Subject to applicable Laws, Kaken shall (a) provide Spruce with [***]; and (b) shall keep Spruce informed of any material verbal or written communication or question relating to Licensed Products received by Kaken from the Regulatory Authority in the Kaken Territory. Spruce shall have the right to comment on any such Regulatory Materials, and Kaken shall consider any reasonable comments of Spruce in good faith. Except as required by applicable Laws, Kaken, its Affiliates and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Spruce Territory regarding any Licensed Products. If such submission or communication is required by applicable Laws, Kaken shall, if legally permitted, promptly notify Spruce in writing of such requirement and the content of such submission or communication.

5.3 Meetings with Regulatory Authorities. Kaken shall lead all interactions with Regulatory Authorities in the Kaken Territory with respect to Licensed Products for use in the Field. Kaken shall keep Spruce reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Kaken Territory. At each regularly scheduled JSC meeting, Kaken shall provide Spruce with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Kaken Territory planned for the next Calendar Quarter that relates to any Licensed Product in the

Field. In addition, Kaken shall notify Spruce as soon as reasonably possible after Kaken becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Spruce shall provide all assistance and documentation reasonably requested by Kaken to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference at Kaken’s reasonable request (subject to reimbursement by Kaken of Spruce’s costs and expenses with respect thereto). To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by Kaken), Spruce shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at Spruce’s cost, provided however, that Kaken shall have no obligation to change the schedule of such meetings or telephone conferences to accommodate the schedule of Spruce’s personnel.

5.4 Regulatory Costs. Unless otherwise provided in this Agreement, Kaken shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials for obtaining the Kaken Territory Regulatory Approvals and the maintenance of all Kaken Territory Regulatory Approvals (including MAA approvals) for Licensed Products in the Field.

5.5 Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the U.S.), to all Regulatory Materials pertaining to Licensed Compound and Licensed Products submitted by or on behalf of such Party, which right shall include, in the case of Kaken as the granting Party, the right of Spruce to grant a right of reference to Spruce Partners and, in the case of Spruce as the granting Party the right for Kaken to receive such right from all Spruce Partners and Sublicensees. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, each Party will duly execute and deliver, or cause to be duly executed and delivered, such instruments, and will do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the Right of Reference of such other Party contemplated in this Section 5.5, including providing a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor or analogous Law outside of the U.S.).

5.6 No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, whether in the Spruce Territory or in the Kaken Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.7 Notification of Threatened Action. Each Party shall immediately (but in any event no later than [***]) notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.8 Adverse Event Reporting and Safety Data Exchange. No later than [***] before the Initiation of a Clinical Trial with respect to the Development of any Licensed Product in the Kaken Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product globally. Further, no later than [***] before the anticipated launch date of any Licensed Product in the Kaken Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product, and other routine pharmacovigilance reporting requirements. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where such guidelines may conflict with existing local regulatory reporting requirements, in which case the local reporting requirements shall prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Products in the Field in the Kaken Territory to be maintained by Kaken at Kaken’s expense, and a global safety database for the Licensed Products to be maintained by Spruce at Spruce’s expense. As between the Parties, Kaken shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the Kaken Territory, and Kaken shall be responsible for filing such reports and responses with Regulatory Authorities in the Kaken Territory. As between the Parties, Kaken shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products in the Field in the Kaken Territory to Spruce for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.

5.9 Remedial Actions. Each Party will notify the other Party immediately (but in any event no later than [***]), and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Kaken shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Kaken Territory. Kaken shall have sole discretion with respect to any matters relating to any Remedial Action in the Kaken Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, if Spruce determines in good faith that any Remedial Action with respect to any Licensed Product in the

Kaken Territory should be commenced or is required by applicable Laws or Regulatory Authority, Spruce shall discuss such Remedial Action with Kaken.

Article 6
Commercialization

6.1 Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Kaken shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the Kaken Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products and obtaining pricing and reimbursement approvals for Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Kaken Territory. Kaken shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Kaken shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field in the Kaken Territory and to actively market and sell the Licensed Products in the Kaken Territory and to expand annual Net Sales of the Licensed Products in the Kaken Territory. Without limiting the generality of the foregoing, Kaken shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.

6.2 Commercialization Plan.

(a) General. Kaken shall Commercialize Licensed Products in the Field in the Kaken Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; and (ii) a reasonably detailed description and timeline of Kaken’s, its Affiliates’ and their respective Sublicensees’ Commercialization activities for Licensed Products in the Kaken Territory for each Kaken Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Kaken Territory. In the event that Kaken’s Commercialization Plan requires the use of Spruce internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of Spruce.

(b) Initial Plan and Amendments. Within a reasonable time (but no less than [***]) prior to the anticipated first Pricing Approval for each Licensed Product in the Kaken Territory, Kaken shall prepare and present to the JSC an initial Commercialization Plan for review and discussion (but not approval) by the JSC. From time to time (but at least on an annual basis) during the Term, Kaken shall prepare updates and amendments, as appropriate, to the then-current

Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval). Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JSC or Spruce; provided, however, that the Commercialization Plan shall be consistent with Spruce’s global commercialization strategy for the Licensed Products in the Field as communicated by Spruce to Kaken in writing.

6.3 Data Exchange. Kaken shall keep Spruce reasonably informed of Kaken’s, its Affiliates’ and their respective Sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Kaken Territory. Additionally, Kaken shall promptly notify Spruce of the First Commercial Sale of the first Licensed Product in the Kaken Territory. Spruce shall provide to Kaken, upon Kaken’s request, and no more than once each Calendar Quarter, at Spruce’s cost, copies of any materials prepared by or on behalf of Spruce that are necessary or reasonably useful in connection with Kaken’s Commercialization of Licensed Products in the Field in the Kaken Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products), and, to the extent elected by Kaken, a fully paid-up, exclusive license to use such materials in connection with the Commercialization of Licensed Products in the Field in the Kaken Territory with the right to create derivative works, including Japanese translations thereof, to Develop and Commercialize Licensed Compounds and Licensed Products in the Field in the Kaken Territory and grant sublicenses in multiple tiers in accordance with the Agreement.

6.4 No Diversion.

(a) No Diversion by Kaken. Kaken hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, outside the Kaken Territory. Kaken shall not, and shall ensure that its Affiliates and their respective Sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products outside the Kaken Territory for distribution of Licensed Products outside the Kaken Territory, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located outside the Kaken Territory, (c) actively solicit orders for Licensed Products from any prospective purchaser located outside the Kaken Territory, or (d) knowingly sell or distribute Licensed Products to any person outside the Kaken Territory who intends to sell or has in the past sold Licensed Products outside the Kaken Territory. If Kaken receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country outside the Kaken Territory, Kaken shall promptly refer that order to Spruce and Kaken shall not accept any such orders. Kaken shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country outside the Kaken Territory.

(b) No Diversion by Spruce. Except for Additional Indication Opportunities for which Kaken does not send a ROFN Exercise Notice within the ROFN Exercise Period or for which the Parties fail to reach a definitive agreement on the terms of a license during the ROFN Negotiation Period, (i) Spruce hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees (including Spruce Partners) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the Kaken Territory; (ii) Spruce shall not, and shall ensure that its Affiliates and their respective Sublicensees and Spruce Partners will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products for distribution of Licensed Products in the Kaken Territory, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in the Kaken Territory, (c) actively solicit orders for Licensed Products from any prospective purchaser located in the Kaken Territory, or (d) knowingly sell or distribute Licensed Products to any Person who intends to sell or has in the past sold Licensed Products in the Kaken Territory and (iii) If Spruce receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the Kaken Territory, Spruce shall promptly refer that order to Kaken and Spruce shall not accept any such orders. Spruce shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into the Kaken Territory.

6.5 Field Restrictions. Kaken hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of Licensed Products in the Kaken Territory for any use outside the Field. Spruce hereby covenants that it shall cause other licensees to whom Spruce has granted a license to Develop, Manufacture and have Manufactured, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize any Licensed Product in the Spruce Territory or Licensed Products in any fields other than the Field hereunder in the Kaken Territory, not to promote or encourage the use of Licensed Products in the Kaken Territory for any use in the Field.

6.6 Kaken’s Right of First Negotiation. Spruce hereby grants to Kaken a right of first negotiation (the “ROFN”) with respect to (i) the Manufacture, Development or Commercialization of any Licensed Products for use in the Field in China, South Korea, and the specified ASEAN countries set forth on Schedule 6.6 (a “Territory Expansion Opportunity”) as described in this Section 6.6 and (ii) the Manufacture, Development or Commercialization of any Licensed Product in the Kaken Territory for an Indication that is not then included in the Field (an “Additional Indication Opportunity”). For clarity, a Change of Control of Spruce shall not constitute a Territory Expansion Opportunity or Additional Indication Opportunity. For a period of [***] after the Effective Date, Spruce shall not (i) by itself or with or through any of its Affiliates, or (ii) with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, pursue any Additional Indication Opportunity or any Territory Expansion Opportunity except (A) a Territory Expansion Opportunity that is included as part of an agreement granting a Third Party rights to Commercialize Licensed Products in the Field in the U.S. and the European Union (a “Global Territory Expansion Opportunity”), (B) a Territory Expansion Opportunity involving [***] or (C) a Territory Expansion Opportunity involving [***]. If, at any time during the Term, Spruce desires to pursue a Global Territory Expansion Opportunity or Territory Expansion Opportunity involving [***] or, at any time during the Term following [***] after the Effective Date, Spruce desires to pursue any other Territory Expansion Opportunity or any Additional Indication Opportunity (i) by itself or with or through any of its Affiliates, or (ii) with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, Spruce shall promptly provide Kaken with written notice of its desire with respect to such Territory Expansion Opportunity or Additional Indication Opportunity (and promptly provide Kaken with such information that Kaken may reasonably request to allow Kaken to evaluate such Territory Expansion Opportunity or Additional Indication Opportunity) (the “ROFN Offer Notice”). Within (x) [***] following Kaken’s receipt of such

ROFN Notice in the case of a Territory Expansion Opportunity that is a Global Territory Expansion Opportunity or involves [***], (y) [***] following Kaken’s receipt of such ROFN Offer Notice in the case of any other Territory Expansion Opportunity, and (z) [***] following Kaken’s receipt of such ROFN Notice in the case of an Additional Indication Opportunity (the “ROFN Exercise Period”), Kaken may exercise its ROFN by providing Spruce with written notice of its intent thereto (the “ROFN Exercise Notice”). For clarity, Kaken’s ROFN with respect to a Global Territory Expansion Opportunity is limited to China, South Korea, and the specified ASEAN countries set forth on Schedule 6.6. For further clarity, Kaken’s ROFN with respect to a Global Territory Expansion Opportunity or Territory Expansion Opportunity is with respect to each of China, South Korea, and the specified ASEAN countries set forth on Schedule 6.6, and Kaken is not obligated to exercise its ROFN with respect to all countries included in such ROFN Offer Notice. Upon Spruce’s receipt of such ROFN Exercise Notice, Kaken shall have the right to exclusively negotiate in good faith with Spruce for a period of [***] from date of the ROFN Exercise Notice (the “ROFN Negotiation Period”) the terms of a license for such Territory Expansion Opportunity or Additional Indication Opportunity, as the case may be. For clarity, Spruce’s obligations to exclusively negotiate in good faith with Kaken during the ROFN Negotiation period includes the obligation of Spruce not to itself or with or through any of its Affiliates, or with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise pursue directly or indirectly any Territory Expansion Opportunity or Additional Indication Opportunity. If (A) Kaken does not provide Spruce with a ROFN Exercise Notice within the ROFN Exercise Period, or if (B) Kaken provides Spruce with a ROFN Exercise Notice within the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of a license with respect to such Territory Expansion Opportunity or Additional Indication Opportunity during the ROFN Negotiation Period, the ROFN will expire and Kaken shall have no further rights with respect to such Territory Expansion Opportunity or Additional Indication Opportunity; provided that, in the case of clause (B) above, for a period of [***] following such ROFN expiration, Spruce shall not itself or through any Affiliates enter into a definitive agreement with a Third Party with respect to any Additional Indication Opportunity or Territory Expansion Opportunity on terms that are more favorable to such Third Party than those offered to Kaken during such ROFN Negotiation Period. For clarity, except for any ROFN that has expired pursuant to the terms and conditions above, Kaken shall retain its ROFN with respect to any other Additional Indication Opportunity and any other Territory Expansion Opportunity in China, South Korea, and the specified ASEAN countries set forth on Schedule 6.6.

Article 7
MANUFACTURE AND SUPPLY

7.1 Clinical and CMC Supply.

Spruce will supply Kaken’s requirements of the Licensed Compound, placebo and Licensed Product for CMC Activities and non-clinical and clinical use in the Field in the Kaken Territory, at Spruce’s Manufacturing Cost plus a mutually agreed upon administrative fee, pursuant to a separate agreement (“Clinical Supply Agreement”) that the Parties will negotiate in good faith and endeavor to enter into within [***] following the Effective Date. The Clinical Supply Agreement shall contain commercially reasonable terms as may be agreed upon by the Parties; provided, however, that such Clinical Supply Agreement shall provide that the supply price for Licensed Product to be supplied by Spruce to Kaken shall be [***]. All Licensed Compound, placebo and Licensed Product to be supplied pursuant to the Clinical Supply Agreement shall be delivered [***].

7.2 Commercial Supply.

(a) Commercial Licensed Compound and Licensed Product Supply. Kaken may at any time request that Spruce supply Kaken’s commercial requirements of the applicable Licensed Compound and Licensed Product for use in the Field in the Kaken Territory, at the Transfer Price, under a separate agreement (“Commercial Supply Agreement”) to be negotiated by the Parties in good faith that the Parties shall endeavor to enter into within [***] following receipt of Kaken’s written request to enter into such Commercial Supply Agreement. The Commercial Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties; provided, however, that all Licensed Compound and Licensed Product shall be delivered [***].

(b) Manufacturing Technology Transfer. Spruce shall permit Kaken to negotiate and enter into with Spruce’s Third Party supplier of the Licensed Compound and Licensed Product a separate agreement for the commercial supply of such Licensed Compound and Licensed Product for use in the Field in the Kaken Territory, and Spruce shall use Commercially Reasonable Efforts to facilitate the negotiations of such agreement. Within [***] after the written request of Kaken, the Parties shall negotiate in good faith and endeavor to enter into a manufacturing technology transfer agreement for the Licensed Compound and the Licensed Product (the “Manufacturing Technology Transfer Agreement”). Under such Manufacturing Technology Transfer Agreement, Spruce shall transfer or have transferred to Kaken such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Kaken to Manufacture, or have Manufactured by a Third Party supplier engaged by Kaken that is reasonably acceptable to Spruce, the Licensed Compound and Licensed Product in accordance with the specifications as set forth in the Product Approval, to the extent Controlled by Spruce or Spruce’s Third Party supplier as of such date including the DMF; provided that (A) Kaken shall notify Spruce of any such Third Party supplier and only engage with such Third Party supplier after receiving the prior written consent of Spruce, not to be unreasonably withheld, conditioned or delayed, (B) such Third Party supplier shall be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the MHLW or PMDA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to or share with Kaken all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (C) upon reasonable prior written notice given by Spruce to Kaken, Kaken shall cause such Third Party supplier to permit Spruce or its representatives to audit, during such Third Party supplier’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Kaken’s compliance with this Agreement. Kaken shall pay any reasonable internal (to the extent budgeted in the Manufacturing Technology Transfer Agreement) and external costs incurred by Spruce in connection with providing such information or assistance pursuant to this Section 7.2(b). Upon the completion of any such Manufacturing technology transfer and Kaken’s confirmation that Kaken or Kaken’s Third Party supplier is capable of Manufacturing the Licensed Compound and Licensed Product, Spruce will have no further obligation to supply Kaken’s commercial requirements of the Licensed Compound and Licensed Product for use in the Field in the Kaken Territory.

7.3 Distribution. Kaken will be solely responsible for the distribution of Licensed Products in the Field in the Kaken Territory.

7.4 Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto. Practices around these incidents will comply with Spruce’s then-current standards as conveyed by Spruce to Kaken in writing, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

Article 8
Compensation

8.1 Upfront Payment. Within [***] Kaken shall pay to Spruce a one-time, non-refundable, non-creditable upfront payment of fifteen million U.S. Dollars (US$15,000,000).

8.2 Development and Regulatory Milestone Payments. Kaken shall pay to Spruce the one-time, non-refundable, non-creditable payments set forth in the table below within [***] of the first achievement by a Licensed Product of the applicable milestone event, whether by or on behalf of Kaken, its Affiliate, or their Sublicensees and receipt of an invoice from Spruce.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.3 Commercial Milestone Payments. Kaken shall pay to Spruce the additional one-time, non-refundable, non-creditable payments set forth in the table below for the first achievement of the aggregate, annual Net Sales of Licensed Products of the applicable commercial milestone event. Kaken shall notify Spruce of the first achievement of the applicable commercial milestone event within [***] after the end of the Kaken Fiscal Year in which the commercial milestone is achieved. Kaken will pay Spruce the applicable milestone payment set forth below within [***] after receipt of Spruce’s invoice. For clarity, each of the following milestone payments shall be payable by Kaken only once regardless of the number of times Kaken, its Affiliates, or their sublicensees achieve the applicable commercial milestone event.

Commercial Milestone Event	Milestone Payment

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.4 Royalties on Net Sales.

(a) Transfer Price; Royalty Rates

(i) Transfer Price (Spruce-Manufactured Product). Subject to the terms and conditions of this Section 8.4, during the Royalty Term, Kaken shall pay to Spruce a non-creditable, non-refundable purchase price for each unit of Spruce-Manufactured Product equal to [***] subject to such adjustment as shall be set forth in the Commercial Supply Agreement (the “Transfer Price”). If Kaken desires that Spruce continue to Manufacture and supply, or have Manufactured and supplied, Licensed Compound or a Licensed Product to Kaken for Commercial use in the Field in the Kaken Territory after the Royalty Term has expired for such Licensed Product, then (a) Spruce shall sell and supply, or cause to be supplied, to Kaken, and Kaken shall purchase from Spruce, all of Kaken’s, its Affiliates’ and its and their Sublicensees’ requirements of Licensed Compound or Licensed Product for Commercial use in the Field in the Kaken Territory and (b) the Transfer Price for such Licensed Compound or Licensed Product will equal [***] For clarity, in the event that Kaken has already entered into a separate supply agreement with Spruce’s Third Party supplier of the applicable Licensed Compound and Licensed Product for the Commercial supply of such Licensed Compound or Licensed Product or requested a technology transfer in accordance with Section 7.2(b) and Kaken has confirmed that Kaken’s Third Party contract supplier is capable of Manufacturing the Licensed Compound and Licensed Product, then, Spruce will have no further obligation to supply Kaken’s commercial requirements of the Licensed Compound and Licensed Product for use in the Field in the Kaken Territory.

(ii) Royalty Rates (Non-Spruce-Manufactured Product). Subject to the terms and conditions of this Section 8.4, Kaken shall pay to Spruce non-creditable, non-refundable royalties on aggregate annual Net Sales of all Licensed Product in the Kaken Territory (but excluding Net Sales of Spruce-Manufactured Product) during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate below by the corresponding amount of incremental Net Sales of all Licensed Products (including Net Sales of Spruce-Manufactured Product) in the Kaken Territory in each Kaken Fiscal Year.

Annual Net Sales of Licensed Products in the Kaken Territory	Royalty Rate
[***]	[***]
[***]	[***]

[***]	[***]

(b) Royalty Term. The Transfer Price and royalties payable under Section 8.4(a) shall be paid by Kaken on a Licensed Product-by-Licensed Product basis from the period beginning on the date of the First Commercial Sale of a Licensed Product in the Kaken Territory and continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in the Kaken Territory, (ii) expiration of the last Valid Claim of a Spruce Licensed Patent Covering such Licensed Product in the Kaken Territory, and (iii) expiration of Regulatory Exclusivity for such Licensed Product in the Kaken Territory (the “Royalty Term”). For clarity, if a Valid Claim of a Spruce Licensed Patent Covers the Manufacture of such Licensed Product in the Kaken Territory, then regardless of whether such Licensed Product is actually Manufactured in the Kaken Territory, such Licensed Product shall be deemed to be Covered by a Valid Claim of a Spruce Licensed Patent in the Kaken Territory.

(c) Royalty Reduction.

(i) Commencing the day following the day on which a Licensed Product is neither (A) Covered by a Valid Claim of a Spruce Licensed Patent in the Kaken Territory, nor (B) subject to Regulatory Exclusivity in the Kaken Territory, the Transfer Price for each unit of Spruce-Manufactured Product or the royalty rate applicable to Net Sales of the Licensed Product in the Kaken Territory shall be reduced by [***] of the otherwise applicable price or rate set forth in Section 8.4(a).

(ii) If, during any Calendar Quarter during the Royalty Term, both (A) any Generic Product to a Licensed Product is sold in the Kaken Territory, and (B) all of the Generic Products to a Licensed Product in the aggregate have a market share of [***] or more in the Kaken Territory in a Calendar Quarter (measured in local currency, as reported by an agreed market intelligence service), then commencing with the immediately succeeding Calendar Quarter the Transfer Price for each unit of Spruce-Manufactured Product or the royalty rate applicable to Net Sales of the Licensed Product in the Kaken Territory shall be reduced by [***] of the otherwise applicable rate set forth in Section 8.4(a). For clarity, the royalty rate after the maximum reduction set forth in Sections 8.4(c)(i) and 8.4(c)(ii) will be [***] of the otherwise applicable price or rate set forth in Section 8.4(a).

(iii) [***]

(iv) [***]

(v) Notwithstanding anything contained in this Agreement to the contrary, including the Transfer Price and royalty rate reductions provided for under this Section 8.4(c), in no event will the Transfer Price for each unit of Spruce-Manufactured Product or the royalty rate applicable to Net Sales of a unit of Licensed Product in the Kaken Territory be less than [***].

8.5 Payment of Transfer Price; Royalty Payments; Reports.

(a) Spruce-Manufactured Product.

(i) Initial Payment Prior to Establishment of NHI Price. For all units of Spruce-Manufactured Product delivered to Kaken [***] until a NHI Price is established for such Spruce-Manufactured Product, [***]. Kaken shall [***]. If Kaken [***], Kaken shall [***]. Spruce shall [***]. Kaken shall [***].

(ii) Payment of Transfer Price After Establishment of NHI Price. After the establishment of a NHI Price [***], Spruce shall invoice Kaken an amount equal to the Transfer Price for such units. Kaken shall [***]. If Kaken [***], Kaken shall [***]. Spruce shall [***]. Kaken shall [***].

(b) Payments for Non-Spruce Manufactured Products. Royalties under Section 8.4(a)(ii) shall be calculated and reported for each Calendar Quarter during the Royalty Term within [***] after the end of the applicable Calendar Quarter and shall be paid within [***] after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Kaken, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Kaken Territory, and (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales.

(c) Payments and Invoicing for Licensed Products after the Royalty Term. For all units of Licensed Product delivered to Kaken in a given month for commercial sale pursuant to the Commercial Supply Agreement that are being supplied after the Royalty Term, promptly after Spruce delivers such Licensed Product to Kaken, Spruce shall invoice Kaken an amount equal to the price as agreed by the Parties pursuant to Section 8.4(a)(i) for such units. Kaken shall pay all undisputed amounts in such invoice no later than [***] after receipt of the invoice. In the event Kaken disputes one or more items in an invoice, Kaken shall promptly notify Spruce in writing and such notice shall contain a reasonably detailed description of the item(s) being disputed and the basis therefor. Spruce shall promptly respond to Kaken and the Parties shall use good faith efforts to promptly resolve the dispute. Amounts determined to be owed following resolution will be paid to Spruce within [***] of resolution of the dispute.

8.6 Payment Method; Foreign Exchange. All payments owed by Kaken under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Spruce. For clarity, all payments by Kaken to Spruce pursuant to Sections 8.1 and 8.2 shall be in U.S. Dollars and all payments by Kaken to Spruce pursuant to Sections 8.3 and 8.4 shall be in Yen.

8.7 Interest on Late Payments. If Spruce does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Spruce after a grace period of [***] until the date of payment at the per annum rate of [***] or the maximum rate allowable by applicable Laws, whichever is lower, [***].

8.8 Records; Audits.

(a) Kaken shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Spruce to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior written notice, in any event no less than [***] prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Kaken’s business activities for a period of [***] from the end of the Kaken Fiscal Year to which they pertain, and not more often than once each Kaken Fiscal Year, by an internationally-recognized independent certified public accountant selected by Spruce and reasonably acceptable to Kaken, for the sole purpose of verifying the accuracy of the financial reports furnished by Kaken pursuant to this Agreement and any payments with respect thereto and which auditor shall enter into a confidentiality agreement with Kaken that is reasonably acceptable to Kaken. Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date. Spruce shall bear the full cost of such audit unless such audit discloses an underpayment by Kaken of more than [***] of the amount due for the audited period, in which case Kaken shall bear the full cost of such audit.

(b) Spruce shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Spruce’s pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by Kaken or its designee that is reasonably acceptable to Spruce, for the sole purpose of ensuring compliance with MHLW and other Regulatory Authority regulations. Any such records shall be deemed Confidential Information of Spruce.

8.9 Taxes.

(a) Taxes on Income. Except as set forth in this Section 8.9, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations.

(b) Withholding Income Taxes. The Parties shall cooperate with one another in accordance with applicable Laws and use commercially reasonable efforts to minimize or eliminate withholding taxes and similar obligation and, prior to making any payments under the Agreement, Kaken will advise Spruce of any applicable Tax Documents required for filing in order to reduce or eliminate withholding taxes. The Parties acknowledge and agree that under the current tax treaty between Japan and the U.S. in effect as of the Effective Date, all amounts payable by Kaken to Spruce pursuant to this Agreement (each, a “Payment”) shall not be reduced by any deduction or withholding for any present or future Taxes; provided, however, if Kaken is required by applicable Laws to deduct or withhold Taxes directly from any amount paid to Spruce, then, except as otherwise provided herein, Kaken shall deduct or withhold the required amount and will timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with the applicable Laws and promptly transmit to Spruce an official Tax certificate or other evidence of such withholding sufficient to enable Spruce to claim such payment of Taxes from any applicable Governmental Authority, and the amount paid to Spruce shall be decreased by the amount so deducted or withheld. Notwithstanding the foregoing, to the extent Kaken or its Affiliates (a) assigns or otherwise transfers this Agreement or its obligations hereunder to an Affiliate or Third Party, (b) changes its location of incorporation from Japan to another location, (c) makes payments from an entity, or payments are deemed to be made from an entity, other than the Japan entity originally entering into this Agreement, or (d) fails to comply with applicable Laws or filing or record retention requirements to enjoy the benefit regarding withholding taxes under the applicable Laws but only if such failure is not due to Spruce’s action or inaction, in each case that results in a Tax being required to be withheld under applicable Laws that would not have been required to be withheld if such action had not been taken (each, a “Tax Changing Decision”) such that as a result of a Tax Changing Decision, Kaken is required by applicable Laws to deduct or withhold Taxes directly from any amount paid to Spruce, then (i) notwithstanding anything to the contrary in this Agreement, Kaken shall increase the amount paid to Spruce by the required amount such that the net amount actually received by Spruce after such deduction or withholding equals the full amount originally invoiced or stated by Spruce to be payable and (ii) Kaken shall timely pay the applicable Taxes to the relevant governmental authority in accordance with applicable Laws. In the event applicable Laws require Taxes be deducted or withheld, Kaken shall provide reasonable assistance and documentation to allow Spruce to receive a refund or credit for Taxes paid.

Article 9
Intellectual Property Matters

9.1 Ownership; License Grants.

(a) Data. Spruce shall solely own all Data generated by Spruce. For clarity, all Data Controlled by Spruce as of the Effective Date and during the Term are included in the Spruce Licensed Know-How and licensed to Kaken under Section 2.1(a). Kaken shall solely own all Data generated by Kaken in the Development of Licensed Products in the Field. Kaken hereby grants to Spruce (i) an irrevocable (except as set forth in Section 13.8(a)), perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Kaken for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Spruce Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by Kaken pursuant to Sections 3.2(d), 13.4, 13.5 or 15.5(b)), an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Kaken for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field in the Kaken Territory.

(b) Product Materials. Subject to any applicable Laws and the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free non-exclusive license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement. Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(b) with respect to the Development, Manufacture or Commercialization of any products containing the Licensed Compound together with one or more API’s other than the Licensed Compound or for use in combination with one or more API’s other than the Licensed Compound.

(c) Inventions. Inventorship of any Invention will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.

(i) Spruce Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Spruce, its Affiliates and their respective licensees (including Spruce Partners), including their employees, agents and contractors (“Spruce Inventions”) shall be solely and exclusively owned by Spruce. For clarity, any and all Spruce Inventions that are Controlled by Spruce as of the Effective Date and during the Term and necessary for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Field shall be included in the Spruce Technology licensed to Kaken under Section 2.1(a), including any Patent rights therein.

(ii) Kaken Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Kaken, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“Kaken Inventions”) shall be solely and exclusively owned by Kaken. Kaken shall disclose in writing to Spruce all Kaken Inventions within a reasonable period following the reduction to practice thereof. Kaken hereby grants Spruce (A) an irrevocable (except as set forth in Section 13.8(a)), perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under the Kaken Inventions in the Spruce Territory, and (B) upon termination of this Agreement (other than termination of this Agreement by Kaken pursuant to Sections 3.2(d), 13.4, 13.5 or 15.5(b)) an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under the Kaken Inventions in the Kaken Territory, in each case of (A) and (B), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field.

(iii) Joint Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Kaken and Spruce, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to the other Party. Each Party shall disclose in writing to the other Party all Joint Inventions within a reasonable period following the reduction to practice thereof. Kaken hereby grants Spruce an irrevocable (except as set forth in Section 13.8(a)), perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions (i) in the Spruce Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by Kaken pursuant to Sections 3.2(d), 13.4, 13.5 or 15.5(b)), in the Kaken Territory, in each case of (i) and (ii), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Product in the Field. Spruce hereby grants Kaken an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions in the Kaken Territory solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Product in the Field.

(d) Kaken’s Affiliates, Sublicensees and Subcontractors. Kaken shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose and hereby assign to Kaken all Data, Information, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Kaken can comply with its obligations under Sections 9.1(a), 9.1(b) and 9.1(c).

9.2 Patent Prosecution.

(a) Definition. For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

(b) Spruce Licensed Patents. Except as set forth in this Section 9.2 (b) and in Sections 9.2(d) and 9.2(e), as between the Parties, Spruce shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain or abandon the Spruce Licensed Patents on a worldwide basis. Spruce shall use Commercially Reasonable Efforts to prepare, file, prosecute and defend all Spruce Product-Specific Licensed Patents in the Kaken Territory; provided, however, that Spruce does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Spruce Product-Specific Licensed Patents. Spruce shall provide Kaken with regular updates on the prosecution of the Spruce Product-Specific Licensed Patents in the Field in the Kaken Territory and shall use Commercially Reasonable Efforts to provide Kaken with regular updates on the prosecution of all other Spruce Licensed Patents in the Field in the Kaken Territory. During the Term, Spruce shall maintain and not abandon any Spruce Product-Specific Licensed Patents in the Field in the Kaken Territory once they are issued without the prior written consent of Kaken.

(c) Kaken Patents. Except as set forth in Sections 9.2(d) and 9.2(e), as between the Parties, Kaken shall have the sole right to prepare, file, prosecute and maintain or abandon the Kaken Patents on a worldwide basis. If Kaken decides to prepare and file a Kaken Patent in the Spruce Territory in the Field then Kaken will use Commercially Reasonable Efforts to prosecute, defend and maintain all such Kaken Patents in the Spruce Territory at Kaken’s cost and expense; provided, however, that Kaken does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Kaken Patents. Kaken shall provide Spruce with a copy of the draft prepared for the filing of a Kaken Patent, before the filing of such Kaken Patent to give Spruce a reasonable opportunity to comment on such draft and shall consider in good faith comments thereto provided by Spruce in connection with the filing thereof. Kaken shall provide Spruce with regular updates on the prosecution of the Kaken Patents in the Field in the Spruce Territory.

(d) Joint Patents. Except as set forth in Section 9.2(e), as between the Parties, Spruce shall have the sole right, at Spruce’s cost, to prepare, file, prosecute and maintain or abandon the Joint Patents; provided, however, that Spruce does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Joint Patents. Spruce shall provide Kaken with a copy of the draft prepared for the filing of a Joint Patent, before the filing of such Joint Patent and will consider in good faith comments thereto provided by Kaken in connection with the filing thereof. Spruce shall provide Kaken with regular updates on the prosecution of the Joint Patents in the Field. For clarity, Kaken shall not have any rights pursuant to this Agreement with respect to any Spruce Licensed Patents in the Spruce Territory (including any Step-In Rights relating thereto).

(e) Step-In Rights. Except as set forth in Section 9.2(b), Spruce may cease prosecution, maintenance and/or defense of any Patent that Spruce is responsible for prosecuting, maintaining and defending pursuant to this Section 9.2 on a country-by-country basis by providing Kaken written notice as soon as is reasonably possible and reasonably in advance of any due date. If Kaken ceases prosecution, maintenance and/or defense of any Kaken Patent for which Kaken is responsible for prosecuting, maintaining and defending pursuant to Section 9.2(c) or if Kaken ceases prosecution, maintenance and/or defense of any Kaken Product-Specific Patent in any country in the Spruce Territory then Kaken shall provide Spruce with written notice as soon as is reasonably possible and reasonably in advance of any due date. A Party receiving a notice pursuant to this Section 9.2(e), shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution, maintenance or defense of the Patent that is the subject of the notice and in the country set forth in such notice (“Step-In Rights”), provided that Kaken may only exercise its Step-In Rights with respect to Joint Patents in the Spruce Territory and the Kaken Territory, Spruce Product-Specific Licensed Patents in the Kaken Territory and, subject to the rights granted by Spruce after the Effective Date to any Spruce Partner or acquirer of Spruce in the event of a Change in Control, Spruce Licensed Patents that are necessary or useful for the Manufacture of Licensed Compound or Licensed Product. If the other Party elects to continue prosecution, maintenance or defense or elects to file additional applications following the responsible Party’s election to cease prosecution, maintenance or defense pursuant to this Section 9.2(e), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution, maintenance or defense at the other Party's sole expense. All Patents for which Kaken exercises its Step-In Rights shall, from the date that Kaken exercises its Step-In Rights, no longer be included in Spruce Licensed Patents for purposes of this Agreement. In addition, if Spruce exercises its Step-In Rights with respect to Kaken Patents or Joint Patents, those Patents shall not become Spruce Licensed Patents for purposes of this Agreement.

(f) Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3 Patent Term Extensions in the Kaken Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Spruce Licensed Patents, Kaken Patents and Joint Patents in the Kaken Territory the Parties should seek patent term extensions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to which Patents such extensions should be sought, (a) Spruce, in the case of Spruce Licensed Patents and Joint Patents, and (b) Kaken, in the case of Kaken Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Kaken Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if patent term extension can only be obtained for one such Patent, the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a patent term extension, and further provided that, if a Spruce Licensed Patent is the only Patent that is eligible for a patent term extension with respect to a Licensed Product in the Kaken Territory, then (i) Kaken shall have the right, but not the obligation, to request Spruce to apply for such patent term extension at Kaken’s sole discretion and cost, and (ii) upon Spruce’s receipt of such request, Spruce shall use Commercially Reasonable Efforts to apply for such patent term extension. Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party.

9.4 Patent Enforcement.

(a) Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Spruce Licensed Patent, Kaken Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Spruce Licensed Patents, Kaken Patents and Joint Patents against such Infringement.

(b) Enforcement Rights.

(i) Spruce Product-Specific Licensed Patents.

(1) Spruce shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Spruce Product-Specific Licensed Patent in the Kaken Territory, at Spruce’s cost and expense. If Spruce elects to commence a suit or other action to enforce the applicable Spruce Product-Specific Licensed Patent against such Infringement in the Kaken Territory, then Kaken shall have the right to join such enforcement action upon written notice to Spruce, and the Parties shall share the cost and expense of such enforcement action equally. If Spruce notifies Kaken in writing that it does not intend to commence a suit or other action to enforce the applicable Spruce Product-Specific Licensed Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field in the Kaken Territory, Kaken shall have the right, but not the obligation, to commence such a suit or take such action, at Kaken’s cost and expense; provided that, in the event the Person engaged in the Infringement of any Spruce Product-Specific Licensed Patent in the Kaken Territory is also engaged in such Infringement in the Spruce Territory, and Spruce has commenced a suit to secure the abatement of such Infringement in the Spruce Territory, then Spruce shall promptly notify Kaken thereof and Kaken shall not have the right to commence such suit or action without the prior written consent of Spruce, not to be unreasonably withheld or delayed. In such case, Spruce shall take appropriate actions in order to enable Kaken to commence a suit or take the actions set forth in the preceding sentence.

(2) Neither Party shall settle any such suit or action under 9.4(b)(i)(1) in any manner that would negatively impact the Spruce Product-Specific Licensed Patents or that would limit or restrict the ability of Kaken to sell the Licensed Products in the Kaken Territory, without the prior written consent of the other Party. For clarity, Kaken shall not have the right to commence any such suit or action against any existing or threatened infringement of the Spruce Product-Specific Licensed Patents outside the Kaken Territory.

(ii) Kaken Patents. Kaken shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Kaken Patent, at Kaken’s cost and expense. If Kaken elects to commence a suit to enforce the applicable Kaken Patent against such Infringement, where such Infringement relates to the Commercialization in the Kaken Territory of unauthorized products containing the Licensed Compound, then Spruce shall have the right to join such enforcement action upon notice to Kaken, and in this case the Parties shall share the cost and expense of such enforcement action equally.

(iii) Joint Patents.

(1) Kaken shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Joint Patent in the Kaken Territory, at Kaken’s cost and expense. If Kaken elects to commence a suit or other action to enforce the applicable Joint Patent against such Infringement in the Kaken Territory, then Spruce shall have the right to join such enforcement action upon written notice to Kaken, and the Parties shall share the cost and expense of such enforcement action equally. If Kaken notifies Spruce in writing that it does not intend to commence a suit or other action to enforce the applicable Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Spruce shall have the right, but not the obligation, to commence such a suit or take such action, at Spruce’s cost and expense. In such case, Kaken shall take appropriate actions in order to enable Spruce to commence a suit or take the actions set forth in the preceding sentence.

(2) Spruce shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Joint Patent in the Spruce Territory, at Spruce’s cost and expense. If Spruce notifies Kaken in writing that it does not intend to commence a suit or other action to enforce the applicable Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Kaken shall have the right, but not the obligation, to commence such a suit or take such action, at Kaken’s cost and expense. In such case, Spruce shall take appropriate actions in order to enable Kaken to commence a suit or take the actions set forth in the preceding sentence.

(3) Neither Party shall settle any such suit or action under 9.4(b)(iii)(1) or 9.4(b)(iii)(2) in any manner that would negatively impact the Joint Patents or that would limit or restrict the ability of Spruce or Kaken to sell the Licensed Products in the Spruce Territory or Kaken Territory, respectively, without the prior written consent of the other Party.

(c) Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d) Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when one Party is the Enforcing Party and the other Party elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b) with respect to the applicable territory for which a Party has the right to commence an enforcement action under this Section 9.4, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i) [***];

(ii) [***];

(iii) [***]; and

(iv) [***].

(e) Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.

9.5 Third Party Infringement Claims. If the Manufacture, use or sale of the Licensed Products in the Field in the Kaken Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Spruce or Kaken (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense. The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.

9.6 Trademarks.

(a) Subject to Section 9.6(c) below, Kaken shall Commercialize the Licensed Products in the Field in the Kaken Territory under any trademark owned or Controlled by Kaken (the “Kaken Product Mark”); provided that, prior to finalizing any Kaken Product Mark, Kaken shall provide Spruce with such proposed trademark and related trade dress and shall reasonably consider in good faith Spruce’s comments with respect thereto. Kaken shall, and shall cause its Affiliates and Sublicensees to, use the Kaken Product Mark solely in connection with the Development, Manufacturing, and Commercialization of the Licensed Products in the Field in the Kaken Territory. Kaken shall own all rights in the Kaken Product Mark, and all goodwill in the Kaken Product Mark shall accrue to Kaken. Kaken shall register and maintain, at Kaken’s cost and expense, the Kaken Product Marks in the Kaken Territory.

(b) Subject to Section 9.6(c) below, Kaken shall have the right to brand the Licensed Products in the Field in the Kaken Territory with those trademarks of Kaken that are associated with Kaken’s name or identity (“Kaken Housemarks”). Kaken shall own all rights in the Kaken Housemarks, and all goodwill in the Kaken Housemarks shall accrue to Kaken.

(c) In connection with Kaken’s use of any Kaken Product Mark or Kaken Housemark, subject to Section 9.6(d), Kaken shall not, and shall cause its Affiliates and their respective Sublicensees to not: (i) make any use of trademarks that are confusingly similar to any trademarks or housemarks of Spruce or its Affiliates (including the corporate name of Spruce or any of its Affiliates), without the prior written consent of Spruce; or (ii) use any trademarks, other than the Kaken Product Marks and the Kaken Housemarks, in connection with the Commercialization of Licensed Products in the Field in the Kaken Territory, without the prior written consent of Spruce.

(d) Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) Kaken may include Spruce’s name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Spruce, and shall use Commercially Reasonable Efforts to display Spruce’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location as Kaken’s name and corporate logo is displayed, and (ii) Spruce hereby grants to Kaken a non-exclusive, fully paid-up, royalty free, sublicensable license to use Spruce’s name and corporate logo for the Commercialization of the Licensed Product in the Kaken Territory, to the extent consistent with the foregoing.

Article 10
Representations And Warranties; covenants

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Territory Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d) No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e) No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and

(f) No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2 Additional Representations and Warranties of Spruce. Spruce represents and warrants to Kaken, as of the Effective Date, as follows:

(a) Title; Encumbrances. (i) It solely owns the Spruce Licensed Patents or otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Spruce Technology, as necessary to grant the licenses to Kaken as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, (ii) the Spruce

Product-Specific Licensed Patents are valid, subsisting and enforceable (or will be enforceable upon issuance) and have not in any respect lapsed or expired, been cancelled, held unpatentable, held unenforceable or held invalidated, or become abandoned and no circumstance and to Spruce’s knowledge no grounds exist that would lead to any Spruce Product-Specific Licensed Patents being held unpatentable, unenforceable or invalid or reduce or restrict the ownership or use of such Spruce Product-Specific Licensed Patents that in any way would adversely affect the rights granted to Kaken pursuant to this Agreement and (iii) [***] Spruce has not received any written notice challenging the ownership of any Spruce Licensed Technology (including inventorship of the Spruce Product-Specific Licensed Patents) and, to Spruce’s knowledge, no Third Party has taken any legal or other action including proceedings before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Spruce Technology;

(b) Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product or Licensed Compound by Spruce prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development or Commercialization of the Licensed Products or Licensed Compound in the Kaken Territory or Manufacture of Licensed Products or Licensed Compound anywhere for Development and Commercialization in the Kaken Territory would infringe or misappropriate the intellectual property rights of such Third Party;

(c) Non-Infringement of Rights by Third Parties. To Spruce’s knowledge, no Third Party is infringing or has infringed the Spruce Technology as of the Effective Date;

(d) Non-Assertion by Third Parties. [***], (i) to Spruce’s knowledge, no Third Party has asserted in writing that the Upstream Patents are invalid or unenforceable and (ii) no Third Party has asserted in writing that any other issued patents within the Spruce Licensed Patents set forth in Exhibit A are invalid or unenforceable;

(e) No Proceeding. [***], there is no pending, and to Spruce’s knowledge, no threatened, adverse action, suit or proceeding against Spruce involving any Spruce Technology or the safety (including any product liability claim) of the Licensed Compound or a Licensed Product;

(f) Compliance with Laws. To Spruce’s knowledge, Spruce has complied with all applicable Laws in connection with (i) the prosecution of the Spruce Product-Specific Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws and (ii) the Development, Commercialization and Manufacture of Licensed Compounds and Licensed Products and, Spruce’s Third Party suppliers have complied with all applicable Laws in connection with the Manufacture of the Licensed Products and Licensed Compound;

(g) No Conflicts. Spruce has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Kaken under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Kaken under this Agreement, or that would otherwise materially conflict with or adversely affect Kaken’s rights under this Agreement; and

(h) Upstream Agreement. Spruce has provided Kaken with a true and complete copy of the Upstream Agreement. The Upstream Agreement is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and is in full force and effect, and neither Spruce nor, to Spruce’s knowledge, Lilly is in material breach thereof or default thereunder. Spruce has not received any written notice from Lilly asserting or threatening to assert, circumstances that could reasonably be expected to result in the cancellation, termination or invalidation of the Upstream Agreement (or any provision thereof).

10.3 Additional Representations and Warranties of Kaken. Kaken represents and warrants to Spruce that, to Kaken’s knowledge, after due diligence and inquiry, as of the Effective Date Kaken does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.

10.4 Compliance with Laws.

(a) Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws (including Export Control Laws) in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

(b) Each Party shall immediately (but in any event no later than [***]) notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws or Export Control Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

(c) Notwithstanding the foregoing, each Party will have the right, at its own expense, to cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the other Party, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such other Party shall, within [***] after receiving the first Party’s written request for auditing, make its records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept. The records shall be reviewed solely to verify the other Party’s compliance with any Anti-Corruption Law. Such inspection right shall not be exercised more than once in any Fiscal Year and not more frequently than once with respect to records covering any specific period of time and shall be performed in a manner that will not unduly interfere with the other Party’s or its Affiliates’ or sublicensees’ normal course of business. Notwithstanding anything to the contrary herein, the first Party shall only be entitled to audit the books and records of the other Party of the [***] Fiscal Years prior to the Fiscal Year in which the audit request is made. The first Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection and any audit summary or reports, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with applicable Laws. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4 and, without prejudice to any other rights or remedies, to recoup the cost of such audit.

10.5 Additional Covenants. In addition to any covenants made by the Parties elsewhere in this Agreement:

(a) Kaken hereby covenants to Spruce that neither Kaken nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under any applicable Laws in the Kaken Territory comparable to the Act, in connection with activities relating to any Licensed Product; and in the event that Kaken becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Kaken or any of its Affiliates with respect to any activities relating to any Licensed Product, Kaken will immediately (but in any event no later than [***]) notify Spruce in writing and Kaken will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(b) Spruce hereby covenants to Kaken that neither Spruce nor any of its Affiliates, Third Party suppliers or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under the Act or any comparable applicable Laws, in connection with activities relating to any Licensed Product; and in the event that Spruce becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Spruce or any of its Affiliates with respect to any activities relating to any Licensed Product, Spruce will immediately (but in any event no later than [***]) notify Kaken in writing and Spruce will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product; and

(c) Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Party or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third party, and such Party shall be solely responsible and liable for, and shall indemnify the other Party pursuant to Article 11 in connection with, any breach of this covenant by such Party, any of its Affiliates, or their respective employees.

(d) Spruce shall not (i) assign or otherwise transfer the Upstream Agreement or (ii) terminate the Upstream Agreement or agree or consent to any amendments to the Upstream Agreement that would adversely affect Kaken's rights or obligations under this Agreement, without the prior written consent of Kaken. Spruce shall comply with all material terms of the Upstream Agreement. A material breach by Spruce of the Upstream Agreement that Spruce does not cure within the cure period set forth in Section 9.4 of the Upstream Agreement shall constitute a material breach of this Agreement.

(e) Spruce shall promptly notify Kaken in writing if Spruce receives written notice from Lilly alleging that Spruce is in breach under the Upstream Agreement, and, [***].

(f) [***].

10.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, SPRUCE MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR SPRUCE TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.

Article 11
Indemnification

11.1 Indemnification by Spruce. Spruce shall defend, indemnify, and hold Kaken and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Kaken Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Kaken Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Spruce or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Spruce or its Affiliates or Spruce’s Sublicenses or Third Party suppliers, (c) the breach of any of Spruce’s obligations under this Agreement, including Spruce’s representations, warranties or covenants set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Spruce (except to the extent that such Claim arises from Kaken’s provision of false, misleading, inaccurate or incomplete information to Spruce under Section 5.8 or Kaken’s breach of its obligations under the Pharmacovigilance Agreement) or (e) [***] of any Spruce Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Kaken Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Spruce’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Kaken is obligated to indemnify the Spruce Indemnitees under Section 11.2.

11.2 Indemnification by Kaken. Kaken shall defend, indemnify, and hold Spruce and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Spruce Indemnitees”) harmless from and against any and all Losses to which any Spruce

Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Kaken or its Affiliates or Sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Spruce or its Affiliates) (including any Infringement Actions), (b) the breach of any of Kaken’s obligations under this Agreement, including Kaken’s representations, warranties, or covenants set forth herein, or (c) [***] of any Kaken Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Spruce Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Kaken’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Spruce is obligated to indemnify the Kaken Indemnitees under Section 11.1

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions. Additionally, in the event that Spruce has elected to defend any such Infringement Action, then Kaken shall not be obligated to indemnify Spruce for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non‑renewal or material change in such insurance.

Article 12
Confidentiality

12.1 Confidentiality. Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d) was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b) such disclosure is reasonably necessary to comply with or enforce any of the provisions of this Agreement;

(c) such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, (including Spruce Partners) on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality substantially similar to those contained in this Article 12; or

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and

(e) solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, financing, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential on terms substantially similar to those set forth in this Article 12.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(e), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to do so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, where necessary, a protective order preventing or limiting the required disclosure or otherwise ensure confidential treatment of such Confidential Information.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3 and Section 12.2(d).

(b) If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Kaken Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of Licensed Products, whether in the Kaken Territory or the Spruce Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least [***] in advance, and the other Party shall provide its comments thereto within such [***] (or such shorter period as necessary to comply with SEC reporting obligations). In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c) The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”). Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial, financial and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4 Technical Publication. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed Compound or Licensed Products in the Field in the Kaken Territory, without the opportunity for prior review and comment by the other Party in accordance with this Section 12.4, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any such proposed publication at least [***] for abstracts or [***] for manuscripts prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] for abstracts and [***] for manuscripts after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. Further, if either Party reasonably determines and notifies the other Party that a proposed publication is reasonably likely to result in Adverse Risk in the Spruce Territory in the case of Spruce, or the Kaken Territory in the case of Kaken, then the Party to whom such notice was sent shall not submit such publication unless and until the Parties agree to a proposal to mitigate such Adverse Risk. In addition, the Party seeking publication shall delay the submission for a period up to [***] in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within the specified time frame, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications in accordance with scientific practices.

12.5 Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

Article 13
Term And Termination

13.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a Licensed Product-by-Licensed Product basis until the expiration of the applicable Royalty Term. Upon the expiration of the Royalty Term on a Licensed Product-by-Licensed Product basis (but not in case this Agreement is terminated prior to the expiration of a Royalty Term), the licenses granted hereunder by Spruce to Kaken shall become fully paid-up, royalty free, irrevocable and perpetual; provided that such licenses shall thereafter be granted on a non-exclusive basis.

13.2 Termination by Kaken. At any time [***], Kaken may terminate this Agreement in its entirety for convenience upon (i) [***] prior written notice to Spruce (if such notice is provided before the First Commercial Sale in the Kaken Territory) or (ii) [***] prior written notice to Spruce (if such notice is provided following the First Commercial Sale in the Kaken Territory).

13.3 Termination by Spruce.

(a) Spruce may terminate this Agreement upon written notice to Kaken, if Kaken ceases substantially all Development (including all regulatory activities) and all Commercialization of Licensed Products (including through Sublicensees and contractors) in the Kaken Territory for a period of [***] or more consecutive months, unless Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which Kaken provided notice pursuant to Section 15.2 a reasonable period of time after the start of such period and that persisted throughout such period despite Kaken’s Commercially Reasonable Efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. For clarity, a delay by Regulatory Authorities and/or a decision by Regulatory Authorities to suspend a Clinical Trial (e.g., a “regulatory hold”) shall not give Spruce the right to terminate this Agreement under this Section 13.3(a), so long as Kaken continues to use Commercially Reasonable Efforts to remove such regulatory hold.

(b) Spruce may terminate this Agreement in its entirety upon [***] prior written notice to Kaken, if Kaken or its Affiliates or their respective Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Spruce Licensed Patent, unless during such [***] period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of Kaken initiates such challenge, Spruce may not terminate this Agreement if (i) Kaken successfully causes such Sublicensee to abort such challenge within such [***] period, or (ii) Kaken (A) provides Spruce a written notice of its intent to terminate its sublicense with such Sublicensee within such [***] period, and (B) successfully terminates such sublicense within such [***] period.

13.4 Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice; provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.5 Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors (“Bankruptcy Event”).

13.6 Effect of Termination. Upon any termination of this Agreement, the following terms shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a) Licenses. All licenses and other rights granted by Spruce to Kaken under this Agreement shall terminate. Spruce shall have a reversion of all rights previously licensed to Kaken hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis.

(b) Wind-Down. Kaken will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) unless if this Agreement is terminated by Kaken pursuant to Sections 13.4, 13.5 or 15.5(b), at Spruce’s reasonable request, (A) transfer to Spruce of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials and Spruce shall reimburse Kaken its reasonable, out-of-pocket costs associated therewith. For clarity, except as provided for above, Kaken may transfer to Spruce or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Kaken will be responsible for any costs associated with such transfer or wind-down. Notwithstanding the foregoing, if this Agreement is terminated by Kaken pursuant to Sections 13.4, 13.5 or 15.5(b) or by Spruce pursuant to Section 3.2(d), then Spruce will be responsible for any costs associated with such wind-down.

(c) Regulatory Materials; Data. Except if this Agreement is terminated by Kaken pursuant to Sections 13.4, 13.5 or 15.5(b), Kaken shall (i) provide and assign to Spruce or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Kaken Territory, (ii) promptly provide to Spruce all Data (to the extent not already provided to Spruce), including pharmacovigilance data, generated by or on behalf of Kaken, and (iii) promptly return or destroy, at Spruce’s election, all Confidential Information of Spruce.

(d) Trademarks. Except if this Agreement is terminated by Kaken pursuant to Sections 3.2(d), 13.4, 13.5 or 15.5(b) or by Spruce pursuant to Section 3.2(d), upon Spruce’s written request, Kaken shall grant to Spruce, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty free, sublicensable license to use Kaken Product Marks in connection with the Commercialization of Licensed Products in the Kaken Territory (and excluding, for clarity, any Kaken Housemarks).

(e) Transition Assistance. Upon Spruce’s reasonable request, (i) Kaken shall provide such assistance as may be reasonably necessary or useful for Spruce to continue the Development and Commercialization of Licensed Products in the Kaken Territory, to the extent Kaken or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Spruce, assigning (to the extent Kaken has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Kaken or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products; and (ii) Kaken shall provide Spruce with copies of any promotional and marketing materials generated by or on behalf of Kaken with respect to Licensed Products prior to the effective date of termination. If this Agreement is terminated by Kaken pursuant to Sections 3.2(d), 13.4, 13.5 or 15.5(b) or by Spruce pursuant to Section 3.2(d), Spruce shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Kaken. If this Agreement is terminated by Kaken pursuant to Section 13.2 or by Spruce pursuant to Sections 13.3, 13.4, 13.5 or 15.5(b), Kaken shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Kaken.

(f) Inventory. Spruce shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Kaken or its Affiliates as of the date of termination, at a price equal to the Transfer Price paid by Kaken to Spruce (if supplied by Spruce) or Kaken’s manufacturing cost (if manufactured by Kaken or its subcontractor) for such inventory by providing notice to Kaken no later than [***] after the date of termination. If Spruce does not provide such notice to Kaken or does not purchase all of the Inventory of Licensed Product held by Kaken as of the date of termination, Kaken shall also have the right to continue to be permitted to sell such inventory for up to at least [***] after the effective date of termination of this Agreement. Additionally, if this Agreement is terminated by Kaken pursuant to Sections 13.4, 13.5 or 15.5(b) or by Spruce pursuant to Section 3.2(d), upon Kaken’s request, at its sole discretion, Spruce shall re-purchase any and/or all of its inventory of the Licensed Products, at a price equal to the Transfer Price paid by Kaken to Spruce (if supplied by Spruce) or Kaken’s manufacturing cost (if manufactured by Kaken or its subcontractor) therefor. Kaken shall also have the right to continue to be permitted to sell such inventory for up to at least [***] after the effective date of termination of this Agreement.

13.7 Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Section 2.4, Section 4.4 (to the extent necessary to comply with applicable Laws), Section 9.1, Section 10.6, Section 13.6, this Section 13.7, Section 13.8, Article 8 (to the extent, and with respect to, any payment obligations that have accrued prior to the date of expiration or termination), Article 11, Article 12 (as set forth therein), Article 14, Article 15 and Article 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Article).

13.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein. [***]:

(a) [***];

(b) [***]; and

(c) [***].

Article 14
Dispute Resolution

14.1 Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Spruce (or one of its Affiliates) and Kaken (the “Executive Officers”) for attempted resolution by good faith negotiations within [***] after notice referring to the dispute is received. If the dispute is not resolved within such [***], then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such [***] periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

14.2 Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by a tribunal comprised of three (3) arbitrators. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] after the second arbitrator’s appointment.

(a) The seat, or legal place, of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.

(b) Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c) The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

14.3 Governing Law. This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of the State of New York, without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

Article 15
Miscellaneous

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority (including export controls), and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party, but specifically excluding a labor strike by a Party’s employees or a lock-out of a Party’s employees. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Spruce: Spruce Biosciences, Inc.

611 Gateway Boulevard

Suite 740

South San Francisco, California 94080

USA

Attn: Chief Financial Officer

with copies to (which shall not constitute notice):

Cooley LLP
500 Boylston Street
Boston, MA 02116-3737
USA

Attn: [***]

If to Kaken: Kaken Pharmaceutical Co., LTD.

28-8, Honkomagome 2-chome

Bunkyo-ku, Tokyo 113-8650

Japan

Attn: Business Development Department

with copies to (which shall not constitute notice):

Squire Gaikokuho Kyodo Jigyo Horitsu Jimusho

Ebisu Prime Square Tower, 16th Floor

1-1-39 Hiroo, Shibuya-ku Tokyo 150-0012

Japan

Attn: [***]

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term

15.5 Assignment; Change of Control.

(a) Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party. Any such assignment by a Party to its Affiliate shall not relieve the assigning Party of its obligations set forth in this Agreement.

(b) Notwithstanding Section 15.5(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided that, however, if a Party’s assignee has an active program for developing, manufacturing or commercializing a Competing Product in or outside the Field in the Kaken Territory (a “Competing Program”), then, [***].

(c) Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of Sections 15.5(a) and 15.5(b) shall be null, void and of no legal effect.

15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.13 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. Without limiting the generality of the foregoing,

(a) subject to the Non-Bankrupt Party’s rights of election under Section 365(n) of the U.S. Bankruptcy Code, all licenses granted to the Non-Bankrupt Party under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by the Bankrupt Party’s rejection of this Agreement;

(b) the Non-Bankrupt Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property licensed to the Non-Bankrupt Party and all embodiments of such intellectual property, which, if not already in the Non-Bankrupt Party’s possession, shall be promptly delivered to the Non-Bankrupt Party (x) upon any such commencement of a bankruptcy proceeding upon the Non-Bankrupt Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (y) if not delivered under clause (x), following the rejection of this Agreement by Spruce upon written request therefore by the Non-Bankrupt Party, and (b) and the Bankrupt Party shall not unreasonably interfere with the Non-Bankrupt Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the Non-Bankrupt Party in obtaining intellectual property and all embodiments of intellectual property from another entity;

(c) The automatic stay under Section 362 of the U.S. Bankruptcy Code shall not apply to any instructions from the Non-Bankrupt Party to the Bankrupt Party relating to obtaining a duplicate of, or access to, the intellectual property pursuant to Section 15.13(b) of this Agreement; and

(d) the “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all Licensed Compound and Licensed Products embodying intellectual property, Regulatory Materials and related rights and Spruce Licensed Know-How.

{Signature Page Follows}

In Witness Whereof, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Spruce Biosciences, Inc. By: /s/ Javier Szwarcberg Name: Javier Szwarcberg Title: Chief Executive Officer	Kaken Pharmaceutical Co., LTD. By:/s/ Hiroyuki Horiuchi Name: Hiroyuki Horiuchi Title: President and Representative Director

Exhibit A

Spruce Licensed Patents

Exhibit A

[***]

Exhibit B

Structure of Tildacerfont

[***]

Exhibit C

Initial Technology Transfer Plan

[***]

Exhibit D

Initial Development Plan

[***]

Exhibit E

Upstream Agreement

[***]

Schedule 6.6

Brunei

Cambodia

Indonesia

Laos

Malaysia

Myanmar

Philippines

Singapore

Thailand

Vietnam

Schedule 10.2(a)

[***]